EXHIBIT (2)(c)

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSITY INVEST, LLC

(a Delaware limited liability company)

April 12, 2022

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSITY INVEST, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of April 2022, by and among Versity Invest, LLC, a Delaware limited liability company (the “Company”), the Founding Members and the other Members, if any.

R E C I T A L S

A. On March 17, 2022, the Founding Members of the Company caused the Certificate for the Company to be filed with the office of the Secretary of State of the State of Delaware under the name “Versity Invest, LLC” as a limited liability company under the Act.

B. The Founding Members desire to enter into this Agreement in order to provide for the governance of the Company and the conduct of its business.

A G R E E M E N T

In consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

1.1 “Act” means shall mean the Delaware Limited Liability Company Act, Title 6 of the Delaware Code Annotated, Sections 18-101 et seq., as the same may be amended from time to time.

1.2 “Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in the Capital Account of that Member as of the end of the relevant Fiscal Year, or other relevant period, adjusted as follows: (i) credit to such Capital Account, any amounts which that Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c); (ii) debit to such Capital Account, the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and (iii) to the extent required under the Treasury Regulations, credit to such Capital Account (A) that Member’s share of “Company Minimum Gain” and (B) that Member’s share of “Member Nonrecourse Debt Minimum Gain.” (Each Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain shall be determined under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

1.3 “Affiliate” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Person.

1.4 “Agreement” means this Limited Liability Company Agreement of the Company, as originally executed and as amended from time to time.

1.5 “Bankruptcy” means: (a) the filing of an application by a Member for, or its, his or her consent to, the appointment of a trustee, receiver, or custodian of its, his or her other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within 90 days; or (e) the failure by a Member generally to pay its, his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its, his or her inability to pay its, his or her debts as they become due.

1.6 “Capital Account” means with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 5.4.

1.7 “Capital Contribution” means the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed and/or services rendered or to be rendered to the Company by Members.

1.8 “Certificate” means the Certificate of Formation for the Company originally filed with the Delaware Secretary of State on March 17, 2022, and as may be amended or restated from time to time.

1.9 “Class A Common Units” has the meaning given to it in Section 3.1.3.

1.10 “Class A Percentage Interest” for any given holder of Class A Common Units as of any particular date shall equal the number of Class A Common Units held by such Member divided by the aggregate of all Class A Common Units held by all of the holders of Class A Common Units at such time. The initial Class A Percentage Interests of the Members is set forth under the column “Class A Percentage Interest” in Exhibit A attached hereto, as such percentage may be updated or adjusted from time to time pursuant to the terms of this Agreement.

1.11 “Class B Common Units” has the meaning given to it in Section 3.1.3.

1.12 “Class C Common Units” has the meaning given to it in Section 3.1.3.

1.13 “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury (“Regulations”).

1.14 “Common Units” has the meaning given to it in Section 3.1.2.

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1.15 “Company” means Versity Invest, LLC, a Delaware limited liability company.

1.16 “Company Minimum Gain” shall have the meaning given to the term “Partnership Minimum Gain” in the Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

1.1 “Consent of Spouse” has the meaning set forth in Section 8.8.

1.2 “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or any other cost recovery deduction allowable with respect to an asset for that year or other period, except that if the Gross Asset Value of an asset differs from its tax basis at the beginning of the year or other period, depreciation shall be an amount that bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning tax basis, except that, if the federal income tax depreciation, amortization, or other cost recovery deduction for that year or other period is zero, depreciation shall be determined with reference to the beginning Gross Asset Value, using any reasonable method selected by the Managers.

1.3 “Economic Interest” means a Member’s or Economic Interest Owner’s share of one or more of the Company’s Profit, Loss, and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management or, except as provided in the Act, any right to information concerning the business and affairs of Company.

1.4 “Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

1.5 “Founding Members” means Blake Wettengel and Tanya Muro.

1.6 “Gross Asset Value” means, with respect to any asset, the tax basis of that asset, except as follows:

(i) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Treasury Regulations promulgated thereunder) by a Member to the Company shall be the fair market value of the asset on the date of the contribution, as determined by the contributing Member and the Managers;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Managers, as of the following times: (A) the acquisition of a Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a new or existing Member of more than a de minimis amount of property as consideration for a Membership Interest; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of a Membership Interest (other than de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member or another person in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Managers reasonably determine that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

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(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of the asset on the date of distribution; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the tax basis of the assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv), to the extent the Managers determine that an adjustment pursuant to paragraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii), or (iv) above, that Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

1.7 “Gross Receipts” means all revenues received by the Company from the operation of its business attributable to a particular period as determined by the Managers.

1.8 “Hurdle Amount” means, with respect to any Member holding Class C Common Units, the Hurdle Amount set forth on Exhibit A for that Member with respect to those Class C Common Units.

1.9 “Joinder Agreement” means a document substantially in the form of Exhibit C to this Agreement or such other document prescribed by the Managers in order for a Person to adopt, accept and agree to be bound by this Agreement.

1.10 “Majority Interest” means one or more Class A Percentage Interests of Members holding Class A Common Units which taken together exceed 50% of the aggregate of all Class A Percentage Interests of Members holding such Class A Common Units.

1.11 “Manager(s)” means each Person named as a Manager in Section 6.2, or any other Person that succeeds such Person in that capacity.

1.12 “Member” means the Founding Members and each other Person who: (a) is a signatory to this Agreement as a Member or, has been admitted to the Company as a Member in accordance with the Certificate and this Agreement or is an assignee who has become a Member in accordance with Article 8; and (b) has not ceased to be a Member for any reason.

1.13 “Member Nonrecourse Debt” shall have the meaning given to the term “Partner Nonrecourse Debt” in Treasury Regulations Section 1.704-2(b)(4).

1.14 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

1.15 “Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

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1.16 “Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, if applicable, and the right to receive information concerning the business and affairs of the Company, together with the obligations of such Member to comply with all of the terms of this Agreement and the Act.

1.17 “Muro Member” means Tanya Muro and/or her successors and assigns.

1.18 “Net Cash Proceeds” means the amount by which the gross proceeds from the sale, condemnation, or refinancing of all or any portion of the Company’s assets, after payment of, or reserve for, Company liabilities, including, without limitation, expenditures directly attributable to that sale, condemnation, or refinancing.

1.19 “Nonrecourse Deduction” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

1.20 “Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

1.21 “Optional Purchase Event” shall mean, with respect to any Member, the occurrence of any of the following events: (a) the Bankruptcy of a Member; (b) the death or disability of a Member; (c) the liquidation, winding-up or dissolution of a Member; (d) the termination of a Member’s employment or consulting relationship with the Company, if applicable; and (e) the marital dissolution of a Member, if applicable, as it relates to any Member-spouse that becomes a Member as a result of such marital dissolution. Notwithstanding the foregoing, for purposes of clauses (b) and (d), an “Optional Purchase Event” shall (1) only include any Membership Interests held by a Member who acquired such Membership Interests in consideration of its, his or her service with the Company (or an affiliate of the Company) as an employee or consultant of the Company, and (2) not be applicable to the Membership Interests held by the Wettengel Member.

1.22 “Partially Adjusted Capital Accounts” means, with respect to any Member for any Fiscal Year, the Capital Account of such Member at the beginning of such year, adjusted for all Capital Contributions and distributions during such year and all special allocations pursuant to Sections 7.2 with respect to such year before giving effect to any allocations of Profit or Losses pursuant to Section 7.1.

1.23 “Partnership Representative” shall be designated by the Managers pursuant to Section 9.3.

1.24 “Percentage Interest” for any given Member as of any particular date shall equal the number of Common Units held by such Member divided by the aggregate of all Common Units held by all of the Members at such time. The Percentage Interests of the Members is set forth under the column “Total Percentage Interest” in Exhibit A attached hereto, as such percentage may be updated or adjusted from time to time pursuant to the terms of this Agreement.

1.25 “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

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1.26 “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation;”

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated pursuant to Section 7.2 shall not be taken into account in computing Profits and Losses.

1.27 “Targeted Accounts” means, with respect to any Member for any Fiscal Year, an amount (either positive or negative) equal to the hypothetical distribution such Member would receive, or hypothetical contribution such Member would be required to make, as the case may be, if: (i) all Company assets, including cash, were sold for cash at an aggregate price equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for such Fiscal Year), (ii) all liabilities allocable to such assets were then satisfied according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability), and (iii) all such proceeds from the disposition were distributed pursuant to Section 7.5, reduced by such Member’s share of Member Nonrecourse Debt Minimum Gain and Company Minimum Gain immediately prior to such sale.

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1.28 “Terms and Conditions” shall mean the terms and conditions upon which the Offeror Member’s offers to buy the Membership Interests of the Offeree Members.

1.29 “Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.30 “Wettengel Member” means Blake Wettengel and/or his successors and assigns.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation. Pursuant to the Act, the Founding Members formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State on March 17, 2022 and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company shall be “Versity Invest, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Managers deem appropriate or advisable.

2.3 Term. The term of this Agreement shall continue in full force and effect in perpetuity, unless terminated as hereinafter provided.

2.4 Office and Agent. The executive offices of the Company shall be the place or places as may be determined by the Managers from time to time. The Company’s initial agent for service of process required by the Act is as set forth in the Certificate and may be changed if and as determined by the Managers.

2.5 Addresses of Members. The addresses of the Members are set forth on the signature pages of the Members attached to this Agreement.

2.6 Purpose of Company. The purpose of the Company shall be to conduct any or all business activities that may be legally exercised by limited liability companies under the Act, and the Company may engage in all activities necessary, customary, convenient, or incident to accomplishment of the foregoing.

2.7 Tax and Accounting. In accordance with the provisions of the Treasury Regulations Section 301.7701-2 and relevant applicable state income or franchise tax law or regulations, the Company will be classified as a “partnership” for Federal and (to the extent permitted) State income and franchise tax purposes. Neither the Company nor any of the Members shall take any action that is inconsistent with the foregoing. The Company and each of the Members shall take such actions and file such reports, returns and/or statements as are necessary or appropriate to accomplish the foregoing. The Company will deliver to each Member within 120 days after the end of each Fiscal Year all information necessary for the preparation of such Member’s federal income tax return.

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2.8 Fiscal Year. The Company’s fiscal year shall commence on January 1 of each calendar year and end on December 31 of such calendar year (the “Fiscal Year”).

ARTICLE 3

MEMBERSHIP INTERESTS

3.1 Initial Contribution, Membership Interests and Recapitalization.

3.1.1 Initial Contributions. Each of the Members has acquired the percentage and type of the Membership Interests of the Company, including the establishment of a Capital Account, if applicable, as consideration for the capital contributions, if applicable, all as forth opposite such Member’s name on Exhibit A hereto.

3.1.2 Membership Interests. The Company shall be authorized to issue one class of Membership Interests, which shall be designated as “Common Units.” The Common Units may be further subdivided in the Managers’ discretion into separate series or subclasses of Common Units, with rights, preferences and privileges as set forth in this Agreement, an amendment to this Agreement or in a separate certificate of designations of the rights, preferences and privileges of such series or subclass of Common Units duly adopted and approved by the Managers and any Members with applicable approval rights, each of which will be attached as an Exhibit to this Agreement. Common Units of the Company may be issued, as authorized by the Managers, only in accordance with the terms of this Agreement. It is not necessary that all authorized Common Units be issued or outstanding. The total number of authorized Common Units may not be increased without the approval of the Managers and any Members with applicable approval rights.

3.1.3 Common Units. The Common Units shall be divided into three classes to be designated “Class A Common Units,” “Class B Common Units” and “Class C Common Units.” The Class A Common Units and Class B Common Units shall be identical in all respects and shall have equal rights, powers, preferences, and the qualifications, limitations or restrictions thereof, except that, except as set forth herein or as otherwise required by law each outstanding Class B Common Unit shall not be entitled to vote on any matter on which the Members of the Company shall be entitled to vote, and Class B Common Units shall not be included in determining the Percentage Interests voting or entitled to vote on any such matters. The Class C Common Units may only be issued to certain employees, managers and other service providers to the Company, which interests are intended to constitute “profits interests” as defined in Section 4.01 of Rev. Proc. 93-27, 1993-2 CB 343, as clarified by Rev. Proc. 2001-43, 2001-34 I.R.B. 191, issued by the Internal Revenue Service. Except as set forth herein or as otherwise required by law, each outstanding Class C Common Unit shall not be entitled to vote on any matter on which the Members of the Company shall be entitled to vote, and Class C Common Units shall not be included in determining the Percentage Interests voting or entitled to vote on any such matters.

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3.2 Certificate of Membership Interests.

3.2.1 Certificate. Membership Interests shall constitute certificated securities governed by Article 8 of the California Commercial Code and, upon the request of the Managers in their sole discretion, shall be represented by a certificate of Membership Interest, the form and content of which shall be in the Managers’ sole discretion, subject to the terms of this Section 3.2. If certificates of Membership Interest are requested by the Managers, such certificates shall be numbered serially, as they are issued and shall be signed by any one or more Managers. Each certificate of Membership Interest shall state the name of the Company, the fact that the Company is organized under the laws of the State of California as a limited liability company, the name of the person to whom the certificate is issued, the date of issue, and the number, class and, if applicable, series or subclass of Membership Interests represented thereby. Each certificate of Membership Interest shall be otherwise in such form as may be determined by the Managers. Such certificates shall bear the following restrictive legends, in addition to any other legends required by applicable law or contract:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE OF MEMBERSHIP INTEREST HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE CONVEYED WITHOUT SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, TRANSFER, PLEDGE OR OTHER CONVEYANCE UNDER THE SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG THE COMPANY AND THE HOLDERS OF ITS SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

3.2.2 Cancellation of Certificate. Except as herein provided with respect to lost, stolen, or destroyed certificates, no new certificates of membership shall be issued in lieu of previously issued certificates of Membership Interest until former certificates for a like number of Membership Interest shall have been surrendered and cancelled. All certificates of Membership Interest surrendered to the Company for transfer shall be cancelled.

3.2.3 Replacement of Lost, Stolen or Destroyed Certificate. Any Member claiming that a certificate of Membership Interest is lost, stolen or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Managers, a new certificate may be issued of the same tenor and representing the same number of Membership Interest as was represented by the certificate alleged to be lost, stolen or destroyed.

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ARTICLE 4

MEMBERSHIP

4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

4.2 Admission of Additional Members. The Managers may at any time, and from time to time, cause the Company to issue additional Membership Interests to, and to admit any Person as, a Member in exchange for such Capital Contributions and pursuant to such other terms and conditions as the Managers may determine; provided, however, that the Managers may also admit any Person as a Member through the issuance of Class C Common Units representing “profits interests” without any Capital Contribution to the Company. The Managers shall amend this Agreement (and Exhibit A attached hereto), and the Members hereby consent to such amendment, to reflect (a) the sale of additional Membership Interests, (b) the admission of additional Members, and (c) any changes in allocations of Profits, Losses, distributions, voting rights and management participation in connection with the admission of such additional Members. Each new Member shall sign a Joinder Agreement and provide a signed Consent of Spouse (if such new Member is an individual and is married). Notwithstanding the foregoing, substitute members may only be admitted in accordance with Article 8.

4.3 Members Are Not Agents. Pursuant to Section 6.1 and the Certificate, the management of the Company is vested in the Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

4.4 Voting Rights.

4.4.1 Except as expressly provided in this Agreement or as required by law, Members shall have no voting, approval or consent rights.

4.4.2 Except as specifically provided in this Agreement to the contrary or as may be required by applicable law in the absence of this Section 4.4, in all matters in which a vote of the Members is required, the vote of Members holding a Majority Interest of the Class A Common Units shall be sufficient to authorize or approve such act, including, without limitation, to approve the following:

(a) The sale, lease, exchange, or other disposal of all, or substantially all, of the Company’s property, with or without the goodwill, outside the ordinary course of the Company’s activities;

(b) A merger or conversion of the Company under Article 10 of the Act; or

(c) Any other act outside the ordinary course of the Company’s activities as determined by the Managers in their reasonable discretion.

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Except as otherwise specifically provided in this Agreement, all votes of the Members may be given or withheld, conditioned or delayed as the Members may determine in their sole and absolute discretion. In the event that the holders of Class B Common Units and/or Class C Common Units are required to vote under the Act, whether voting together with the Class A Common Units or as a separate class, each holder of Common Units shall have a number of votes equal to the number of Units owned by that Member, regardless of class or series.

4.5 Meetings of Members. Members are not required to hold meetings, and decisions may be reached through one or more informal consultations followed by agreement among Members holding a Majority Interest of the Class A Common Units or by a written consent signed by Members holding a Majority Interest of the Class A Common Units. Unless the consents of all Members entitled to vote have been solicited in writing, prompt notice shall be given of the taking of any action approved by less than unanimous written consent to those Members entitled to vote who have not consented in writing. In the event that Members wish to hold a formal meeting for any reason, the procedures set forth in the Act shall apply.

4.6 Outside Interests of Members, Conflicts. (i) Any Member holding Class A Common Units (in its capacity as such), Manager and their respective Affiliates shall have the right to engage in and/or possess an interest in any other business of any kind; (ii) neither the Company, any Manager nor any Member shall have or be entitled to any rights, solely by virtue of this Agreement, in and to such independent ventures or the income and profits derived therefrom, nor shall any such Member holding Class A Common Units (in its capacity as such) or Manager have any obligation whatsoever to offer, share or offer to share any business opportunity of any kind to the Company, any other Manager or any other Member; and (iii) the Members and the Managers each hereby waive any and all rights and claims which they may otherwise have against such other Member holding Class A Common Units, Managers and their officers, directors, shareholders, partners, agents, employees and Affiliates as a result of such activities.

ARTICLE 5

CAPITAL CONTRIBUTIONS

5.1 Contribution of Other Members. The Managers may decide from time to time to cause the Company to offer and sell other classes of Membership Interests, and may do so on such terms and conditions as they deem desirable and in the best interests of the Company and all Members.

5.2 Additional Capital Contributions. To the extent approved by the Managers, based on the need for additional capital by the Company from time to time, the Members may be permitted, but shall not be obligated, to make additional Capital Contributions if and to the extent they so desire. The Managers shall revise Exhibit A to reflect all additional Capital Contributions (if any) made by a Member in accordance with Section 5.2.

5.3 Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of its, his or her Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(l).

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5.4 No Interest on Capital Accounts. No Member shall be entitled to receive any interest on its, his or her Capital Contributions.

5.5 No Withdrawal of Capital Contributions. Except upon dissolution and liquidation of the Company, but subject to this Agreement and applicable law, no Member shall have the right to withdraw his, her or its Capital Contribution, or any part thereof. Except as set forth in Section 7.5 and Section 10.5, there is no agreement, nor time set, for the return of any Capital Contribution of any Member. A Member shall look solely to the assets of the Company for the return of his, her or its Capital Contributions, and if the assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return his, her or its Capital Contributions, the Members shall have no recourse against the Board of Managers or any other Member for such insufficiency.

5.6 No Obligation to Restore Negative Balances in Capital Account. No Member shall have an obligation, at any time during the term of the Company or upon or following its liquidation, to pay to the Company or any other Member or third party an amount equal to any part or all of the negative balance in such Member’s Capital Account.

ARTICLE 6

MANAGEMENT AND CONTROL OF THE COMPANY

6.1 Exclusive Management by Managers; Deadlocks.

6.1.1 Subject to the provisions of the Certificate, this Agreement and the Act relating to actions required to be approved by the Members, the Company’s business, property and affairs shall be managed and all powers of the Company shall be exercised by or under the direction of the Managers. Any action which may be taken at any meeting of the Managers may be taken without a meeting, without a vote and without prior notice, if a consent in writing, setting forth the action so taken, is signed by a majority of the authorized number of Managers, except as may be otherwise specifically provided by the Act or by this Agreement.

6.1.2 In the event of a tie or other deadlock of the Managers when voting or approving any action in accordance with this Agreement (a “Deadlock”), then:

(a) The Managers shall engage in good faith to resolve the Deadlock.

(b) If the Deadlock cannot be resolved, the Deadlock shall be submitted to a single mediator mutually agreeable to the Managers (or, if the Managers cannot agree on a mediator, to a mediator with the American Arbitration Association located in Orange County, California) to engage in good faith in a non-binding mandatory mediation process, which process shall be concluded within 15 days from the date that the mediator is retained. The costs of the mediation shall be borne by the Company. The Managers and Members acknowledge and agree that the mediator shall not have any binding decision making authority related to the Deadlock.

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(c) Following such mediation, the Managers shall engage in good faith to resolve the Deadlock for three days. If the Deadlock cannot be resolved within such three day period, in order to achieve the requisite approval of the Managers, the Managers and the Members hereby agree that the Wettengel Manager shall have the authority to cast the deciding vote or approval to resolve the Deadlock, and each Member and Manager hereby agrees to take such actions as may be required to ensure that such deciding vote or approval is approved by the other Members and Managers.

6.2 Election of Managers. During the term of this Agreement, the authorized number of Managers shall be two (2). So long as the Wettengel Member continues to own any Membership Interests of the Company, the Wettengel Member shall have the right to appoint one Manager, who initially shall be Blake Wettengel (the “Wettengel Manager”). So long as the Muro Member continues to own any Membership Interests of the Company, the Muro Member shall have the right to appoint one Manager, who initially shall be Tanya Muro (the “Muro Manager”). Unless a Manager has previously resigned or been removed, each Manager shall hold office until his or her successor has been elected and qualified. During such time that the Company has only one Manager, if any, all references to “Managers” in this Agreement shall be deemed to refer to a single Manager.

Except for situations in which the approval of the Members is expressly required by this Agreement or the Act, the Managers shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts customary or incident to the management of the Company’s business, property and affairs. Each Manager shall have one vote. At all meetings of the Managers a majority of the authorized number of Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Managers, except as may be otherwise specifically provided by the Act, the Articles or by this Agreement. A Manager may not split, assign, delegate, sell, transfer or otherwise grant a proxy to vote its, his or her interest as a Manager.

6.3 Resignation of Managers. The Managers may resign at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party. The resignation of a Manager shall take effect upon receipt of that notice or at such later time specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make the resignation effective. The resignation of a Manager who also is a Member shall not (a) affect the Manager’s rights as a Member, (b) constitute a withdrawal of a Member or (c) affect any of the rights the Manager or the Manager’s Affiliate may have under any written agreement with the Company.

6.4 Removal of the Managers. The Wettengel Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Wettengel Member. The Muro Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Muro Member. Any removal shall be without prejudice to the rights, if any, of such Manager under any management contract and, if such Manager also is a Member, shall not affect such Manager’s rights as a Member or constitute a withdrawal of a Member.

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6.5 Vacancies. In the event that a Manager vacancy is created at any time due to the death, disability, retirement, resignation or removal of the Wettengel Manager, then the Wettengel Member shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such Manager vacancy. In the event that a Manager vacancy is created at any time due to the death, disability, retirement, resignation or removal of the Muro Manager, then the Muro Member shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such Manager vacancy.

6.6 Performance of Duties; Liability of Managers.

6.6.1 The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by such Manager.

6.6.2 Notwithstanding that it may constitute a conflict of interest, any Manager may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.

6.7 Payments of Expenses to Managers. The Managers shall be entitled to reimbursement for expenses reasonably incurred, and advances reasonably made, in furtherance of the Company’s business. The Company shall also pay or reimburse the Managers or their respective Affiliates for organizational expenses (including without limitation, legal and accounting fees and costs) incurred to form the Company and prepare and file the Certificate and this Agreement.

6.8 Officers. The Managers may appoint officers at any time. The officers of the Company, if deemed necessary by the Managers, may include a chairperson, president, chief executive officer, vice president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Managers, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Managers. The initial Chief Executive Officer of the Company shall be Blake Wettengel. The initial Chief Operating Officer of the Company shall be Tanya Muro. The initial Chief Financial Officer of the Company shall be Jennifer Welker. The initial Chief Investment Officer of the Company shall be Frank Muhlon.

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6.9 Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Managers at any time. Any officer may resign at any time by giving written notice to the Managers. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

6.10 Limited Liability. No person who is a Manager or officer, or both a Manager and officer of the Company, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer or both a Manager and officer of the Company.

6.11 Drag Along Rights.

6.11.1 Sale of Units. If (i) the Managers, and (ii) the holders of Class A Common Units which taken together exceed seventy percent (70%) of the aggregate of all Percentage Interests of the holders of Class A Common Units (collectively, the “Drag-Along Sellers”) propose to sell to any Person, in any transaction or series of transactions, Common Units accounting for at least seventy percent (70%) of the aggregate of all Percentage Interests of all Members holding Common Units (determined on an as-converted basis of all then outstanding convertible securities, if any) or substantially all of the assets of the Company, then the Drag-Along Sellers may, at their option, require all of the other Members to sell, on the terms and subject to the conditions of this Section 6.11, all of such other Member’s Common Units, including, without limitation, any or all of their convertible securities of the Company or otherwise approve such transaction. In connection therewith, the Company and each Member agree as follows:

6.11.1.1 if such transaction requires member approval, with respect to all Common Units that such Member owns or over which such Member otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Common Units in favor of, and adopt, such transaction (together with any related amendment to the Certificate required in order to implement such transaction) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such transaction; and

6.11.1.2 if such transaction is a Common Unit sale, to sell the same proportion of Common Units of the Company beneficially held by such Member as is being sold by the Drag-Along Sellers to the Person to whom such Members propose to sell their Common Units.

6.11.2 Notice. If the Drag-Along Sellers desire to exercise their right to require the other Members to participate in a sale pursuant to Section 6.11, then the Drag-Along Sellers shall give written notice to the Company and the other Members of their exercise of such right. The notice shall specify (a) the name of the proposed purchaser of the Common Units, (b) the aggregate consideration and the consideration per share to be paid by the purchaser for such Common Units, and (c) the other terms and conditions of the sale. The Drag-Along Sellers shall provide the Company and the other Members with all such other information that may reasonably be requested by such other Members in connection with the sale.

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6.11.3 Stock Power. Within 20 business days of receipt of such notice pursuant to Section 6.11.2, each of the other Members shall deliver to the Company certificates representing all of the Common Units owned by such other Member, the instruments representing all then outstanding convertible securities of the Company, and appropriate stock powers, duly executed in blank, and assignment instruments to permit the Transfer of all Common Units and convertible securities pursuant to this Section 6.11. Each of the other Members hereby irrevocably authorizes the Company to sell, deliver and transfer such Common Units and convertible securities owned by such other Member in accordance with the provisions of this Section 6.11, it being intended that this authorization shall constitute a power coupled with an interest. Each of the other Members shall also execute and deliver any other documents or instruments that may reasonably be required for the purpose of transferring the Common Units and convertible securities of the Company in accordance with this Section 6.11.

ARTICLE 7

ALLOCATIONS AND DISTRIBUTIONS

7.1 Allocations of Profit and Loss.

7.1.1 In General. After taking into account the special allocations set forth in this Article 7, Profits and Losses for each calendar year (or portion thereof), shall be allocated among the Members in the manner that will cause their Partially Adjusted Capital Accounts to equal, as soon as possible, their Targeted Accounts.

7.1.2 Limitation on Loss Allocations. If any allocation of Losses would cause a Member to have an Adjusted Capital Account Deficit, those Losses instead shall be allocated to the other Members in proportion to their Percentage Interests.

7.2 Special Allocations

7.2.1 Minimum Gain Chargeback. Notwithstanding Section 7.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property, subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 7.2.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 7.2.1. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.2.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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7.2.2 Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding Section 7.1 of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 7.2.2 shall be made in proportion to the amounts required to be allocated to each Member under this Section 7 2.2. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

7.2.3 Nonrecourse Deduction. Notwithstanding Section 7.1, any Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

7.2.4 Member Nonrecourse Deductions. Notwithstanding Section 7.1, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

7.2.5 Qualified Income Offset. Notwithstanding Section 7.1, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates an Adjusted Capital Account Deficit with respect to such Member, items of Company income and gain (including gross items if necessary) shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 7.2.5 shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.2.5 were not in this Agreement.

7.3 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article 7, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value on the date of contribution. Allocations pursuant to this Section 7.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of Profits and Losses, or other items of distributions pursuant to any provision of this Agreement.

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7.4 Allocation of Profit and Loss and Distributions in Respect of Transferred Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall to the extent permitted be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise included) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon its, his or her respective Membership Interest at the close of such day. However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, a Membership Interest which occur at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first 15 days of any month will be deemed to have been made on the 15th day of the month). Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Membership Interests as of the date such sale or other disposition occurs.

7.5 Distributions.

7.5.1 Distributions of Net Cash Proceeds. From time to time the Managers may, in their sole discretion, determine the amount of Net Cash Proceeds to be distributed to the Members. To the extent permitted by law, such amount shall be distributed to the Members (“Distributable Funds”) annually or more or less frequently, as determined by the Managers. Distributable Funds shall be paid to the Members in such amounts as shall be determined by the Managers, in their sole discretion, and the Members acknowledge and agree that such amounts need not be in accordance with the Member’s Percentage Interests.

7.5.2 Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company (a) a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members or (b) a distribution of any asset in kind.

7.6 Restriction on Distributions.

7.6.1 No distribution to Members shall be made unless all loans and advances from Members plus any accrued interest thereon shall have been repaid in full.

7.6.2 No distribution shall be made if, after giving effect to the distribution:

7.6.2.1 The Company would not be able to pay its debts as they become due in the usual course of business; or

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7.6.2.2 The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

7.6.3 The Managers may base a determination that a distribution is not prohibited on any of the following:

7.6.3.1 The Company’s financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances;

7.6.3.2 A fair valuation; or

7.6.3.3 Any other method that is reasonable in the circumstances.

The effect of a distribution shall be measured as of the date the distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date payment is made if it occurs more than 120 days of the date of authorization.

7.6.4 A Manager or a Member who votes for a distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that such Manager or Member did not act in compliance with Section 7.7 or Section 10.4. A Manager or any Member who is so liable shall be entitled to compel contribution from (i) each other Member or the Managers, as applicable, who also is so liable and (ii) each other Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

7.7 Return of Distribution. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

7.8 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article 7 and hereby agree to be bound by the provisions of this Article 7 in reporting their shares of Company income and loss for income tax purposes.

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7.9 Profits Interest.

7.9.1 The Company acknowledges that the Internal Revenue Service (“IRS”) issued Internal Revenue Service Notice 2005-43, I.R.B. 2005-24 (June 13, 2005), proposing to create a safe harbor election for “profits interests” (the safe harbor election referred to herein as the “Safe Harbor Election”). The IRS has not yet finalized the Safe Harbor Election. At any time after final guidance has been issued from the IRS and/or the Department of Treasury, the Manager, on behalf of all Members and the Company, shall (i) cause an amendment to this Agreement to be executed modifying any provisions necessary for the Company to qualify for the Safe Harbor Election and (ii) execute and file any other necessary forms or documents and take all other actions reasonably necessary to cause the Company and each Member to qualify for the Safe Harbor Election; provided, however, such Safe Harbor Election must be available to the Company and the Members under the terms of the final guidance.

7.9.2 The Class C Common Units shall be deemed to be “profits interests” for federal income tax purposes, and on the date of issuance, were intended to have a Capital Account balance and fair market value equal to zero. Each Member holding Class C Common Units shall be solely responsible for determining the tax consequences of its, his or her profits interests in connection with their ownership of such Class C Common Units, including, without limitation, the safe harbor provisions regarding transfer limitations of a profits interest during the first two (2) years of ownership, as discussed in Rev. Proc. 93-27, 1993-CB 343.

ARTICLE 8

TRANSFER AND ASSIGNMENT OF INTERESTS

8.1 Transfer and Assignment of Interests. Except as provided in Section 8.4, no Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its, his or her Membership Interest except with the prior written consent of the Managers, which consent may be withheld in their sole and absolute discretion. Transfers in violation of this Article 8 shall only be effective to the extent set forth in Section 8.5. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

8.2 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of its, his or her Membership Interest: (i) without compliance with applicable securities laws; or (ii) if the Membership Interest to be transferred, assigned, sold or exchanged, when added to the total of all other Membership Interests sold or exchanged in the preceding 12 consecutive months prior thereto, would cause the termination of the Company under the Code, as determined by the Managers.

8.3 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) the requirements of Sections 8.1 and 8.2 hereof are met, (ii) such Person executes a Joinder Agreement and provides a Consent of Spouse, if applicable, and (iii) such person pays any reasonable expenses in connection with its, his or her admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

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8.4 Certain Permitted Transfers. The Membership Interest of any Member may be transferred (it being agreed that in executing this Agreement, each Member has consented to such transfers), subject to compliance with Section 8.2, (i) during its, his or her lifetime to a trust for the exclusive benefit of such Member or such Member’s spouse, issue, including adopted children, and provided, in the case of such trust, that the Member has the power to act with respect to the trust’s assets without court approval, (ii) to such Member’s spouse and issue, including adopted children, (iii) to any Affiliate of the Member, (iv) in compliance with Section 8.6 or Section 8.7, or (v) as may otherwise be consented to in writing by the Managers. The Membership Interest of any Member may be transferred pursuant to this Section 8.4 subject to compliance with Section 8.2, and without the prior written consent of the Managers as required by Section 8.1.

8.5 No Effect to Transfers in Violation of Agreement. Any transfer of a Membership Interest in violation of this Article 8 shall be null and void and the purported transferee shall not become either a Member or an Economic Interest Owner.

8.6 Rights of First Refusal.

8.6.1 Each time a Member proposes to transfer, assign or convey, sell, encumber or in any way alienate its, his or her Membership Interest (or as required by operations of law or other involuntary transfer) other than pursuant to Section 8.4 (the “Transferring Member”), such Transferring Member shall first offer such Membership Interest to each remaining holder of Class A Common Units under the procedures as outlined in Sections 8.6.2 through 8.6.6 for a period of 90 days after which it, he or she shall be free to transfer its, his or her Membership Interests on the terms outlined in the notice, as long as the sale is completed within 130 days of the notice.

8.6.2 Transferring Member shall deliver a written notice to the Company and the remaining holders of Class A Common Units stating (a) such Transferring Member’s bona fide intention to transfer such Membership interest, (b) the name and address of the proposed transferee, (c) the Membership Interest to be transferred, and (d) the purchase price and terms of payment for which the Transferring Member proposes to transfer such Membership Interest.

8.6.3 Within 90 days after receipt of the notice described in Section 8.6.1, each participating holder of Class A Common Units shall notify the Managers in writing of its, his or her desire to purchase all or a portion of the Membership Interest being so transferred. The failure of any holder of Class A Common Units to submit a notice within the applicable period shall constitute an election on the part of that holder of Class A Common Units not to purchase any of the Membership Interest which may be so transferred. Each holder of Class A Common Units so electing to purchase shall be entitled to purchase all or a portion of such Membership Interest in the same proportion that the Percentage Interest of such holder of Class A Common Units bears to the aggregate Percentage Interests of all of the holders of Class A Common Units electing to so purchase the Membership Interest being transferred. In the event any holder of Class A Common Units elects to purchase none or less than all of its, his or her pro rata share of such Membership Interest, then the other participating holders of Class A Common Units can elect to purchase more than their pro rata share.

8.6.4 If such participating holders of Class A Common Units fail to purchase the entire Membership Interest being transferred, the Company may purchase any remaining share of such Membership Interest. The Company’s right shall be exercisable within, and shall expire after, 10 business days after receipt of the expiration of the 90-day exercise period of the holders of Class A Common Units described in Section 8.6.3. If the Company desires to exercise its right, it shall do so by delivering to the Secretary within such 100-calendar day exercise period a notice specifying such exercise.

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8.6.5 Within 90 days after receipt of the notice described in Section 8.6.1, the Company and the holders of Class A Common Units electing to purchase such Membership Interest shall have the first right to purchase or obtain such Membership Interest upon the price and terms of payment designated in such notice. If such notice provides for the payment of non-cash consideration, the Company and such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers.

8.6.6 If the Company or the holders of Class A Common Units elect not to purchase or obtain all of the Membership Interest designated in such notice, then the Transferring Member may transfer all of the Membership Interest described in the notice to the proposed transferee, providing such transfer (i) is completed within 30 days after the expiration of the Company’s and the holders of Class A Common Units’ right to purchase such Membership Interest, (ii) is made on terms no less favorable to the Transferring Member than as designated in the notice, and (iii) securities and tax requirements hereof are met. If such Membership Interest is not so transferred, the Transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

8.7 Optional Purchase Event. On the occurrence of an Optional Purchase Event that is not a permitted transfer pursuant to Section 8.4, the Company and the remaining holders of Class A Common Units shall have the option to purchase, and if such option is exercised, the Member whose actions or conduct resulted in the Optional Purchase Event or such Member’s legal representative (each, a “Transferor”) shall sell, the Transferor’s Membership Interest as provided in this Section 8.7; provided, however, that in the case of the dissolution of marriage of a Member, only the Membership Interests, if any, awarded to such Member’s spouse shall be subject to repurchase under this Section 8.7. Each Transferor shall provide prompt notice of the Optional Purchase Event to the Company.

8.7.1 The purchase price for the Transferor’s Membership Interest shall be the fair market value of the Transferor’s Membership Interest as mutually agreed upon by the Transferor and the Company. For purposes of this Section, “fair market value” shall mean an amount the Transferor would receive if (i) the Company sold all of its assets as a going concern to a financially-able third party purchaser for their gross fair market value less liabilities and taking into account all relevant factors determinative of value including discounts for the lack of liquidity of such securities and minority interests as well as a reserve for contingent and unforeseen liabilities, (ii) the Company paid or provided for all of its liabilities pursuant to Section 10.5, and (iii) the Company made its liquidating distributions pursuant to Section 10.5. If the Transferor and the Company are not able to agree upon the fair market value within 60 days after the Optional Purchase Event, then the fair market value of the Transferor’s Membership Interest shall be determined by an independent appraiser (any such appraiser must be recognized as an expert in valuing companies such as the Company) selected by the Managers. In determining the fair market value, the appraiser appointed under this Agreement shall (a) consider all opinions and relevant evidence submitted to it by the parties, or otherwise obtained by it, and (b) shall set forth its determination in writing together with its opinion and the considerations on which the opinion is based, with a signed counterpart to be delivered to each party, within 60 days after commencing the appraisal. Notwithstanding the foregoing, if the Optional Purchase Event results from a breach of this Agreement by the Transferor, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Members as a result of such breach.

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8.7.2 Within 15 calendar days after the purchase price is determined in accordance with Section 8.7.1, the Company shall notify the remaining holders of Class A Common Units of such price. Within 30 days after receipt of such notice, each participating holder of Class A Common Units shall notify the Company in writing of its, his or her desire to purchase a portion of the Transferor’s Membership Interest. The failure of any holder of Class A Common Units to submit a notice within the applicable period shall constitute an election on the part of that holder not to purchase any of the Transferor’s Membership Interest. Each holder of Class A Common Units so electing to purchase shall be entitled to purchase a portion of such Transferor’s Membership Interest in the same proportion that the Percentage Interest of such participating holder of Class A Common Units bears to the aggregate Percentage Interests of all of the holders of Class A Common Units electing to so purchase the Transferor’s Membership Interest. In the event any holder of Class A Common Units elects to purchase none or less than all of its, his or her pro rata share of such Transferor’s Membership Interest, then the other participating holders of Class A Common Units can elect to purchase more than their pro rata share. If such participating holders of Class A Common Units fail to purchase the entire Transferor’s Membership Interest, the Company may purchase any remaining share of such Membership Interest.

8.7.3 The purchase price shall be paid by the holders of Class A Common Units or the Company, as the case may be, by either of the following methods, each of which may be selected separately by any of such holders of Class A Common Units or the Company:

(a) At the closing, the holders of Class A Common Units or the Company shall pay in cash the total purchase price for the Transferor’s Membership Interests; or

(b) At the closing, the holders of Class A Common Units or the Company, as the case may be, shall pay one-fifth of the purchase price in cash, and the balance of the purchase price shall be paid in arrears in equal monthly installments over a four-year period, based on a 48 month amortization schedule, plus accrued interest at the lower of the Prime Rate or the maximum rate permitted by law. The balance of the purchase price shall be evidenced by separate promissory notes executed by the Company or any participating holder of Class A Common Units, as applicable. Each note shall be in an original principal amount equal to the portion owed by the Company or such holder of Class A Common Units. The Company or such holders of Class A Common Units shall have the right to prepay the note in full or in part at any time without penalty. The note shall contain customary terms, including a provision for the payment of attorneys’ fees to the prevailing party if litigation is commenced to enforce the note.

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8.7.4 Unless court approval is required, the closing for the sale of a Transferor’s Membership Interest pursuant to this Section 8.7 shall be held at 10:00 a.m. at the principal office of Company no later than 60 days after the determination of the purchase price, except that, if the closing date falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day. If court approval is required, (a) the closing shall occur not later than five business days after entry of the order approving such sale, (b) the Transferor shall file the application seeking court approval within 30 days following the determination of the purchase price, and (c) the parties to the court proceeding shall make every effort to obtain the court’s approval in an expeditious manner. At the closing, the Transferor shall deliver to the Company and/or the participating Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Transferor’s Membership Interest. The Transferor, the Company and the participating holders of Class A Common Units shall do all things and execute and deliver all papers as may be necessary to consummate fully such sale and purchase in accordance with the terms and provisions of this Agreement.

8.7.5 Notwithstanding anything in this Article 8 to the contrary, if a Member is a party to an employment agreement, restricted membership interest purchase agreement, option agreement or similar agreement which provides for the disposition of the Membership Interests subject thereto upon an Optional Purchase Event, then the terms and conditions of such other agreement shall prevail and control.

8.8 Consent of Spouse. If any Member who is an individual is married on the date of this Agreement, such Member’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (the “Consent of Spouse”). Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Member’s Membership Interests that do not otherwise exist by operation of law or the agreement of the parties. If any individual Member should marry or remarry subsequent to the date of this Agreement, or in the event that any individual should become a Member hereunder, whether by transfer, assignment, operation of law or otherwise, such Member shall within 30 days thereafter obtain his or her spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

ARTICLE 9

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

9.2 Bank Accounts. The Managers shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

9.3 Tax Matters for the Company Handled by Managers and Tax Representative. The Managers shall from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company and the Members, including the designation of the “Tax Matters Partner,” as defined under the Code (for tax periods beginning prior to January 1, 2018) or “Partnership Representative,” as defined under the Code (for tax periods beginning on or after January 1, 2018), or any person to act in lieu of a Tax Matters Partner or Partnership Representative as applicable (any such designated person, the “Tax Representative”). If required by Treasury Regulations Section 301.6223-1(b)(3)(ii), the Managers shall appoint a “designated individual” to act on behalf of the Partnership Representative, provided, however, such designated individual (x) shall have no greater authority than the Partnership Representative, (y) shall be subject to the restrictions on action imposed on the Partnership Representative, and (z) may only act with the consent of the Partnership Representative.

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ARTICLE 10

DISSOLUTION AND WINDING UP

10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

10.1.1 Upon the happening of any event of dissolution specified in the Certificate;

10.1.2 Upon the vote of the Members holding a Majority Interest of the Class A Common Units;

10.1.3 Upon the entry of a decree of judicial dissolution; and

10.1.4 Upon the sale of all or substantially all of the assets of Company.

10.2 Certificates. As soon as possible following the occurrence of any of the events specified in Section 10.1, any Manager shall execute all such documents as shall be prescribed by the Delaware Secretary of State and file such documents as required by the Act.

10.3 Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Managers winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

10.4 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Profit or Loss that would have resulted if such asset were sold for such value, such Profit or Loss shall then be allocated pursuant to Article 7, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Managers or by the Members or, if any Member objects, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Managers or liquidating trustee and approved by the Members.

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10.5 Order of Payment of Liabilities and Distributions Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs, and second, after all positive capital accounts have been reduced to zero, to the Members pro rata according to their Percentage Interests. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within 90 days after the date of such liquidation.

10.6 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of Company for the return of its, his or her positive Capital Account balance and shall have no recourse for its, his or her Capital Contribution and/or share of Profits (upon dissolution or otherwise) against the Managers or any other Member except as provided in Article 11.

ARTICLE 11

INDEMNIFICATION

11.1. Indemnification. The Company shall indemnify any Member or Manager who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a “Proceeding”), including a Proceeding brought on behalf of the Members of the Company, because such Person is or was a Member or Manager of the Company, or is or was serving at the request of the Company as a manager, director, trustee, partner or officer of another entity, against any liability and reasonable expenses (including reasonable attorneys’ fees) incurred by such Person in connection with such Proceeding unless such Person has engaged in willful misconduct or a knowing violation of the criminal law. No amendment of this Article 11 shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment.

11.2. Advances and Reimbursements. The Company shall promptly make advances or reimbursements for reasonable expenses (including attorneys’ fees) incurred by any Person claiming indemnification under this Article 11, unless it has been determined that such Person is not entitled to indemnification because of a failure to meet the standards set forth in this Article 11. Such advances or reimbursements shall be conditioned upon receipt from the Person claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Person is not entitled to indemnification.

11.3. Determination of Applicability. The determination that indemnification under this Article is permissible, and of the reasonableness of expenses and attorneys’ fees, shall be determined by the Managers, if the claimant is a Member and not a Manager, and by legal counsel agreed upon by the Company and the Person claiming indemnification if the claimant is a Manager. The determination may be made before or after a claim for indemnification is made.

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11.4. Exceptions to Indemnification. No Person shall be entitled to indemnification pursuant to this Article to the extent such Person is entitled to indemnification by another, including an insurer.

ARTICLE 12

MEMBER DUTIES; CONFIDENTIALITY

12.1 Confidentiality. The Members acknowledge and agree that all information provided to them by or on behalf of the Company or the Managers concerning the business or assets of the Company or any Member shall be deemed strictly confidential and shall not, without the prior consent of the Managers, be (a) disclosed to any Person (other than a Member) or (b) used by a Member other than for a Company purpose or a purpose reasonably related to protecting such Member’s Interest (in a manner not inconsistent with the interests of the Company). The Managers hereby consent to the disclosure by each Member of the Company information to such Member’s accountants, attorneys and similar advisors bound by a duty of confidentiality.

12.2 Return of Materials. Upon the Company’s written request, a Member shall promptly return to the Company, at its offices in California or any other location serving as the Company’s offices, all confidential information (other than information necessary for such Member to prepare such Member’s federal and state income tax returns) and all items derived from the confidential information that is in such Member’s possession (other than income tax returns) or in the possession such member’s Advisors, and neither such Member nor any Advisor will retain any document or information in any media (electronic or otherwise) containing, including or relating to confidential information. As used herein, “Advisors” means the Member’s attorneys, certified public accountants and professional financial advisors.

12.3 Injunctive Relief. Each Member acknowledges that the covenants and the restrictions contained in this Article 12 are a material factor to such Member’s execution of this Agreement and are necessary and required for the protection of the Company, (ii) such covenants relate to matters that are of a special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value, and (iii) a breach of any of such covenants will result in irreparable harm and damages to the Company in an amount difficult to ascertain and that cannot be compensated adequately by a monetary award. Accordingly, in addition to any of the relief to which the Company may be entitled at law or in equity, the Company shall be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by a Member of the provisions of this Article 12 without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach; and each Member further agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

ARTICLE 13

MISCELLANEOUS

13.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede in their entirety all prior written and oral agreements or statements by and among the Members or any of them with respect to the subject matter herein and therein. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the Certificate conflict with any provision of this Agreement, the Certificate shall control.

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13.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

13.3 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its, his or her counsel.

13.4 Dispute Resolution. Any claims or controversies in any way arising out of, relating to or associated with this Agreement (a “Dispute”) shall be resolved as follows:

(a) The parties will first attempt in good faith to promptly resolve the Dispute by negotiations between such parties or (if applicable) senior executives of such parties who have the actual authority to settle the Dispute. The disputing party shall give the other party written notice of the Dispute. Within 20 days after receipt of such notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of each party’s position and a summary of the evidence and arguments supporting its position, and (ii) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within 30 days of the date of the disputing party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. During such thirty (30) day period following delivery of the dispute notice, the parties agree to negotiate in good faith with a view to resolving their disagreements over the disputed items.

(b) If the Dispute has not been resolved by the disputing parties within 60 days after the disputing party’s notice, or if the party receiving such notice will not agree to meet with the disputing party within 30 days after its receipt of such notice, either party may initiate mediation of the Dispute, which mediation shall be conducted at the offices, and pursuant to the rules and policies, of JAMS in the County of Orange, California.

(c) If the Dispute has not been resolved pursuant to the mediation procedure referred to above, within 90 days of the initiation of such procedure, or if either party will not participate in a mediation, then the aggrieved party may file an appropriate action in any state or federal court located within the County of Orange in the State of California. Each of the parties consents to the jurisdiction of any state or federal court located within the County of Orange in the State of California. Each of the parties hereby waives any objection to venue of any action instituted hereunder and consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

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13.5 Appointment of Managers as Attorney-In-Fact. Each Member, by executing this Agreement, irrevocably constitutes and appoints each of the Managers, or any one of them, acting alone as such Member’s true and lawful attorney-in-fact and agent, with full power and authority in such Member’s name, place, and stead to execute, acknowledge, and deliver, and to file or record in any appropriate public office: (a) any certificate or other instrument that may be necessary, desirable, or appropriate to qualify the Company as a limited liability company or to transact business as such in any jurisdiction in which the Company conducts business; (b) any certificate or amendment to the Certificate or to any certificate or other instrument that may be necessary desirable, or appropriate to reflect an amendment approved by the Members in accordance with the provisions of this Agreement; (c) any certificates or instruments that may be necessary, desirable, or appropriate to reflect the dissolution and winding up of the Company; and (d) any certificates necessary to comply with the provisions of this Agreement. This power of attorney will be deemed to be coupled with an interest and will survive the Transfer of the Member’s Economic Interest. Notwithstanding the existence of this power of attorney, Member agrees to join in the execution, acknowledgment, and delivery of the instruments referred to above if requested to do so by the Managers. This power of attorney is a limited power of attorney and does not authorize the Managers to act on behalf of a Member except as described herein.

13.6 Severability. If any provision of this Agreement or the application such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

13.7 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate in the view of the Managers to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

13.8 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address held in the records of the Company or to the Managers at the address held in the records of the Company. Any Member or Manager may, at any time by giving five days prior written notice to the Managers or the Members, respectively, designate any other address in substitution of the foregoing address to which such notice will be given.

13.9 Amendments; Waivers. All amendments or waivers to this Agreement will be in writing and signed by (i) the Managers, and (ii) Members holding a Majority Interest of the Class A Common Units. Any amendment or waiver so effected shall be binding upon the Company, the Members and all of their respective successors and permitted assigns whether or not such party, assignee or other member entered into or approved such amendment or waiver; provided, however, that any such amendment or waiver that would disproportionately and adversely affect the rights or obligations of a Member hereunder, without similarly affecting the rights or obligations hereunder of the other Members of such Member’s class of Common Units, shall not be effective as to such Member without such Member’s written consent.

13.10 No Interest in Company Property; Waiver of Action for Partition. No Member or Economic Interest Owner has any interest in specific property of the Company. Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it, he or she may have to maintain any action for partition with respect to the property of the Company.

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13.11 Multiple Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile or electronic signatures shall be acceptable as if original signatures had been exchanged.

13.12 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

13.13 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled

13.14 No Third Party Beneficiaries. Except as set forth in Article 11, none of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Company or any other Person not a party to this Agreement.

13.15 Legal Representation. EACH OF THE MEMBERS ACKNOWLEDGES THAT THE LAW FIRM OF PIVOTAL LAW FIRM, INC. REPRESENTS ONLY THE COMPANY AND NOT ANY OF THE MEMBERS IN CONNECTION WITH THIS AGREEMENT. EACH OF THE MEMBERS HAS BEEN, AND IS HEREBY, ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 Representations and Warranties of the Members. (a) Each Member hereby makes the following representations and warranties to the Company and each other Member:

14.1.1 If such Member is not an individual, such Member has been duly formed and is validly existing in good standing, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

14.1.2 The execution and delivery of this Agreement have been authorized by all necessary action on behalf of such Member, and this Agreement constitutes a valid and binding obligation of such Member, and is enforceable against such Member in accordance with its terms.

14.1.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in any violation of or default under any provision of any charter, bylaws, trust agreement, operating agreement or other governing instrument applicable to such Member or under any material agreement or other instrument to which such Member is a party or by which such Member, or any of its property is bound, or any permit, franchise, judgment, decree, statute, order, writ, rule or regulation applicable to such Member or its business or property.

14.1.4 Such Member acknowledges that the Membership Interests have not been registered under the Securities Act or any other applicable blue sky laws in reliance in part on such Member’s representations, warranties and agreements herein.

[ Signature Page Follows ]

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IN WITNESS WHEREOF, the Company, the Founding Members and each other Member, if any, has executed this Agreement, effective as of the date written above.

THE “COMPANY”: VERSITY INVEST, LLC, a Delaware limited liability company		THE “FOUNDING MEMBERS”:

By:
	Blake Wettengel, Manager	BLAKE WETTENGEL

Address:

TANYA MURO

		Address:	18 Kendall Street
Laguna Niguel, CA 92677

EXHIBIT A

SCHEDULE OF CAPITAL ACCOUNTS

As of April ___, 2022

Name of Member	Fair Market Value of Capital Contribution	Number of Units	Type of Common Units	Hurdle Amount	Class A Percentage Interest	Total Percentage Interest
Blake Wettengel	$760	760,000	Class A	N/A	76%	76%
Tanya Muro	$240	240,000	Class A	N/A	24%	24%
		1,000,000			100.00%	100.00%

Exhibit A

EXHIBIT B

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing Limited Liability Company Agreement (the “Limited Liability Company Agreement”) of Versity Invest, LLC, a Delaware limited liability company (the “Company”), and that I know its contents. I am aware that by its provisions, my spouse agrees, among other things, to the granting of rights to purchase and to the imposition of certain restrictions on the transfer of, the Membership Interests of the Company, pursuant to the Limited Liability Company Agreement, including my community property interest therein (if any), which rights and restrictions may survive my spouse’s death. I hereby consent to such rights and restrictions and approve of the provisions of the Limited Liability Company Agreement.

I further agree that in the event of a dissolution of the marriage between myself and my spouse, in connection with which I secure or am awarded Membership Interests of the Company, or any interest therein through property settlement agreement or otherwise, I shall receive and hold said Membership Interests subject to all the provisions and restrictions contained in the Limited Liability Company Agreement.

I also acknowledge that I have been advised to obtain independent counsel to represent my interests with respect to this Limited Liability Company Agreement but that I have declined to do so and I hereby expressly waive my right to such independent counsel.

DATED:____________ ____, 20__

[Signature of Spouse]

[Print Name of Spouse]

Exhibit B

EXHIBIT C

JOINDER AGREEMENT

The undersigned Member agrees to be bound by the terms of the Limited Liability Company Agreement of Versity Invest, LLC, a Delaware limited liability company, executed by the Company and its Member, and agrees to all of the terms thereof.

FOR MEMBERS THAT ARE INDIVIDUALS:

Date:	Signature:

Address:	Name (please print):

FOR MEMBERS THAT ARE TRUSTS:

Date:	Name of Trust: _____________________________

Address:
Signature of Trustee

Name (printed): _____________________________
If applicable:

Signature of Co-Trustee

Name (printed): _____________________________

FOR MEMBERS THAT ARE CORPORATIONS, LIMITED LIABILITY COMPANIES OR PARTNERSHIPS:

Date:	Name of Entity:______________________________

Address: __________________________________
By: ______________________________________
Name: ____________________________________
Title: _____________________________________

Exhibit C